     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED JULY 17, 1997

PROSPECTUS SUPPLEMENT                                       [Florida Power Logo]
(To Prospectus dated July 1, 1997)
FLORIDA POWER CORPORATION
$450,000,000
$                      % Notes due       July    , 1999
$                      % Notes due       July    , 2000
$                      % Notes due       July    , 2001
$                      % Notes due       July    , 2002
$                      % Notes due       July    , 2003
$                      % Notes due       July    , 2004
$                      % Notes due       July    , 2005
$                      % Notes due       July    , 2006
$                      % Notes due       July    , 2007

Interest on the Notes due 1999 (the "1999 Notes"), the Notes due 2000 (the "2000 Notes"), the Notes due 2001 (the "2001 Notes"), the Notes due 2002 (the "2002 Notes"), the Notes due 2003 (the "2003 Notes"), the Notes due 2004 (the "2004 Notes"), the Notes due 2005 (the "2005 Notes"), the Notes due 2006 (the "2006 Notes") and the Notes due 2007 (the "2007 Notes") (collectively, the "Notes") is
payable semi-annually in arrears on January   and July   of each year,
commencing January   , 1998 by Florida Power Corporation (the "Company"). The
Notes are not redeemable prior to maturity and will not be subject to any sinking fund. See "Information Regarding Notes."

Each series of Notes will be represented by a Global Security registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus, Notes in certificated form will not be issued. See "Description of Notes."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                           PRICE TO     UNDERWRITING   PROCEEDS TO THE
                                          PUBLIC(1)     DISCOUNTS(2)    COMPANY(1)(3)
--------------------------------------------------------------------------------------
Per 1999 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2000 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2001 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2002 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2003 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2004 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2005 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2006 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Per 2007 Note                                       %              %                 %
--------------------------------------------------------------------------------------
Total                                               $   $                            $
--------------------------------------------------------------------------------------

(1) Plus accrued interest from July   , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $         .

The Notes are offered, subject to prior sale, as and if accepted by the Underwriters and subject to approval of certain legal matters by Jones, Day, Reavis & Pogue, counsel to the Underwriters. It is expected that delivery of the
Notes will be made on or about July   , 1997 through the facilities of DTC,
against payment therefor in same-day funds.

J.P. MORGAN & CO.
         PAINEWEBBER INCORPORATED
                    FIRST CHICAGO CAPITAL MARKETS, INC.
                              CHASE SECURITIES INC.
                                       SALOMON BROTHERS INC
                                              NATIONSBANC CAPITAL MARKETS, INC.

July   , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or in the accompanying Prospectus is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              Page
                                                              ----
Incorporation of Certain Documents by Reference.............   S-3
The Company.................................................   S-3
Recent Developments.........................................   S-3
Ratio of Earnings to Fixed Charges..........................   S-3
Use of Proceeds.............................................   S-4
Information Regarding Notes.................................   S-4
Underwriting................................................   S-4

                            PROSPECTUS
Available Information.......................................     3
Incorporation of Certain Documents by Reference.............     3
The Company.................................................     4
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Description of Notes........................................     4
Plan of Distribution........................................    10
Legal Matters...............................................    10
Experts.....................................................    11

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     With respect to the incorporation of certain documents by reference, see the Prospectus. In particular, the Company's Current Report on Form 8-K dated July 15, 1997 was filed with the Securities and Exchange Commission ("SEC") on July 16, 1997 (File No. 1-3274), and is incorporated herein by reference.

                                  THE COMPANY

     Florida Power Corporation, a wholly owned subsidiary of Florida Progress Corporation, was incorporated in Florida in 1899 and has its principal executive office at 3201 34th Street South, St. Petersburg, Florida 33711, telephone number (813) 866-5151. The Company is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily within the State of Florida. The Company's service area, with a population of about 4.5 million, comprises approximately 20,000 square miles in west central Florida and includes the densely populated areas around Orlando, as well as the cities of St. Petersburg and Clearwater. During the twelve months ended December 31, 1996, the Company served an average of approximately 1,290,000 customers. The Company has a system generating capacity of 7,341 megawatts, and its energy mix (on a megawatt hour basis) for the twelve months ended December 31, 1996, was approximately 43% coal, 16% oil, 3% gas, 6% nuclear and 32% purchased power.

                              RECENT DEVELOPMENTS

     The Company recently reported a loss of $43.6 million or $.45 per share for the second quarter of 1997. The loss resulted primarily from the recording of charges associated with the extended outage of the Company's Crystal River nuclear power plant. Excluding the impact of the extended outage, the Company's second quarter 1997 earnings were $56.1 million, or $.58 a share, compared with $53.9 million or $.56 a share for the prior-year quarter. The plant has been off-line since September 1996 to address certain design issues related to the plant's safety systems. The Company expects to return the plant to service by the end of 1997.

     Through June 30, 1997, the Company has recognized all of the additional $100 million of operation and maintenance costs it expects to incur in connection with the outage. The Company also recorded in the second quarter a $70 million charge for non-recoverable nuclear outage replacement fuel and purchased power costs ("replacement power costs") incurred through June 30, 1997. The remaining 1997 replacement power costs expected to be incurred from July through December 1997 will be recorded as a regulatory asset and amortized over a four-year period beginning in July 1997. The effect of the amortization on the results of operations is expected to be offset by the suspension of fossil plant dismantlement accruals during the four-year period. This treatment is consistent with the terms of a settlement agreement between the Company and all intervenors involved in the Company's earlier request to the Florida Public Service Commission ("FPSC") seeking to collect replacement power costs associated with the nuclear outage. The settlement agreement was approved by the FPSC on June 26, 1997.

     This Prospectus Supplement contains certain forward looking statements, including statements regarding the date by which the Company's nuclear plant will return to service and the total operating and maintenance costs associated with the outage. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that have a direct impact on these matters include various factors that could impact the successful execution of the Company's restart plan, such as regulatory approvals, timely completion of scheduled work by the Company and outside contractors and the timely delivery of parts and materials; the actions of the FPSC and other regulatory bodies; and other factors described in the Company's SEC filings.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

TWELVE MONTHS
    ENDED           YEAR ENDED DECEMBER 31,
JUNE 30, 1997   --------------------------------
 (UNAUDITED)    1996   1995   1994   1993   1992
-------------   ----   ----   ----   ----   ----
   3.05         4.80   4.41   3.90   3.83   3.84

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income plus income taxes and fixed charges. Fixed charges represent gross interest expense including amortization of debt expense, discount or premium.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used to repay $450 million of loans that were obtained from The Chase Manhattan Bank to finance the Company's acquisition on July 15, 1997 of the 220 megawatt cogeneration power plant in Polk County, Florida from the Tiger Bay Limited Partnership (the "Tiger Bay Acquisition"). Of such loans, $250 million mature on August 31, 1998 and $200 million mature on June 30, 1998, but may be prepaid at any time without penalty. As of July 17, 1997, such loans had a weighted average interest rate of approximately 5.725%. Chase Securities Inc., one of the Underwriters of the Notes, is an affiliate of The Chase Manhattan Bank. See "Underwriting."

                          INFORMATION REGARDING NOTES

     The Notes will mature on the respective dates and bear interest at the respective rates, payable semi-annually in arrears on the dates, all as set forth on the front cover page of this Prospectus Supplement. The regular record
dates for the January        and July      interest payment dates will be
          and                     , respectively. The Notes are not redeemable
prior to maturity and will not be subject to any sinking fund. For other terms applicable to the Notes, see "Description of Notes" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions contained in a Terms Agreement dated
July   , 1997 (the "Terms Agreement"), the Company has agreed to sell to the
Underwriters named below, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth opposite their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                               PERCENT OF             TOTAL
                                                              EACH MATURITY      PRINCIPAL AMOUNT
UNDERWRITERS                                                    OF NOTES             OF NOTES
------------                                                  -------------      ----------------
J.P. Morgan Securities Inc..................................
PaineWebber Incorporated....................................
First Chicago Capital Markets, Inc..........................
Chase Securities Inc........................................
Salomon Brothers Inc........................................
NationsBanc Capital Markets, Inc............................
                                                                   ---             ------------
          Total.............................................       100%            $450,000,000
                                                                   ===             ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices
less a concession not in excess of      % of the principal amount of the 1999
Notes,      % of the principal amount of the 2000 Notes,      % of the principal
amount of the 2001 Notes,      % of the principal amount of the 2002 Notes,
     % of the principal amount of the 2003 Notes,      % of the principal amount
of the 2004 Notes,      % of the principal amount of the 2005 Notes,      % of
the principal amount of the 2006 Notes, and      % of the principal amount of
the 2007 Notes. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of      % the principal amount of the 1999 Notes,      %
of the principal amount of the 2000 Notes,      % of the principal amount of the
2001 Notes,      % of the principal amount of the 2002 Notes,      % of the
principal amount of the 2003 Notes,      % of the principal amount of the 2004
Notes,      % of the principal amount of the 2005 Notes,      % of the principal
amount of the 2006 Notes, and      % of the principal amount of the 2007 Notes.
After the initial public offering, the public offering price, concession and discount may be changed.

     In the Terms Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof. Each maturity of Notes is a new issue of securities with no established trading market. The Company does not intend to apply for listing of any Notes on any national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes. However, the Underwriters are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offerings of the Notes, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

     From time to time in the ordinary course of business, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in general financing and banking transactions and investment banking transactions with the Company and its affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., one of the Underwriters, made loans to the Company to finance the Tiger Bay Acquisition. See "Use of Proceeds" in this Prospectus Supplement. Because more than ten percent of the net proceeds of the offering will be paid to an affiliate of a member of the National Association of Securities Dealers, Inc. (the "NASD"), the offering is being conducted pursuant to the provisions of Rule 2710(c)(8) of the NASD's Conduct Rules.

PROSPECTUS

FLORIDA POWER CORPORATION
$850,000,000
Medium-Term Notes, Series B
Due from 9 Months to 30 Years from Date of Issue

Florida Power Corporation, a Florida corporation (the "Company") may offer from time to time its Medium-Term Notes, Series B (the "Notes") in an aggregate principal amount of up to $850,000,000. The Notes will have stated maturities from 9 months to 30 years from the date of issue.

The designations, aggregate principal amount, specific interest rates (or method of calculation), maturities, offering price, sinking fund or other redemption provisions, if any, and other specific terms of Notes will be set forth in Pricing Supplements to this Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate to be determined by the Company at or prior to the sale thereof, with interest payable on February 1 and August 1 of each year and at maturity. See "Description of Notes".

The Notes will be represented by one or more Global Notes (collectively, the "Global Note") registered in the name of a nominee of The Depository Trust Company or another depositary (the "Depositary"), unless the applicable Pricing Supplement specifies that the Notes will be issued in definitive registered form. A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. A beneficial interest in a Global Note will be exchanged for Notes in definitive form only under the limited circumstances described herein or in the applicable Pricing Supplement. See "Description of Notes -- Book-Entry System".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                         PRICE TO      AGENTS'                  PROCEEDS TO
                                         PUBLIC(1)     COMMISSIONS(2)           COMPANY(2)(3)
-----------------------------------------------------------------------------------------------------------
Per Note                                 100%          .125% - .750%            99.875% - 99.250%
-----------------------------------------------------------------------------------------------------------
Total                                    $850,000,000  $1,062,500 - $6,375,000  $848,937,500 - $843,625,000
-----------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
(2) The Company will pay a commission to J.P. Morgan Securities Inc., PaineWebber Incorporated and First Chicago Capital Markets, Inc. (each, together with any additional or successor agents named in the applicable Pricing Supplement, an "Agent"), in the form of a discount, ranging from .125% to .750% of the price to public of any Note sold through any of them as Agent, depending upon the maturity of such Note. The Company also may sell the Notes to an Agent, as principal, and at prices set forth in the applicable Pricing Supplement, for resale by such Agent at such prices as will be determined by such Agent at the time of such resale. None of the proceeds from a resale of Notes will be received by the Company. The Company has agreed to indemnify each of the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution".
(3) Before deduction of estimated expenses of $450,000 payable by the Company.

The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their best efforts to solicit purchases of such Notes, and also may be sold to an Agent or other person, as principal, for resale. The Company reserves the right to sell the Notes directly to investors on its own behalf. The Notes may be sold at the price to the public set forth above to dealers who later resell such Notes to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. There can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any order may reject such order in whole or in part. See "Plan of Distribution".
J.P. MORGAN & CO.
                  PAINEWEBBER INCORPORATED
                                             FIRST CHICAGO CAPITAL MARKETS, INC.
July 1, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any supplement hereto, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Agents. This Prospectus and any supplement hereto do not constitute an offer to sell, or solicitation of an offer to buy, the Notes in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any supplement hereto nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date hereof or thereof.

                               TABLE OF CONTENTS

                                                              Page

Available Information.......................................    3

Incorporation of Certain Documents by Reference.............    3

The Company.................................................    4

Ratio of Earnings to Fixed Charges..........................    4

Use of Proceeds.............................................    4

Description of Notes........................................    4

Plan of Distribution........................................   10

Legal Matters...............................................   10

Experts.....................................................   11

                             AVAILABLE INFORMATION

     The Company and its parent, Florida Progress Corporation, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company and its parent can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. In addition, reports, proxy material and other information concerning the Company's parent may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     This Prospectus constitutes a part of Registration Statements on Form S-3 (together with all amendments and exhibits, referred to collectively as the "Registration Statement") filed by the Company with the SEC under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to the Company and the Notes offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the SEC (File No. 1-3274) are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997, as amended by Form 10-K/A-1, as filed with the SEC on May 16, 1997.

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed with the SEC on May 15, 1997.

          3. Current Reports on Form 8-K dated January 7, January 23, January 29, February 20, March 28, April 15, May 12, May 27, June 19 and June 25, 1997, as filed with the SEC on January 16, January 28, January 29, February 24, April 4, April 21, May 12, May 28, June 23 and June 30, 1997, respectively.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the accompanying Pricing Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: FLORIDA PROGRESS CORPORATION, INVESTOR SERVICES DEPARTMENT, P.O. BOX 14042, ST. PETERSBURG, FLORIDA 33733, OR TELEPHONE (813) 866-4247 OR TOLL-FREE (800) 937-2640.

                                  THE COMPANY

     Florida Power Corporation, a wholly owned subsidiary of Florida Progress Corporation, was incorporated in Florida in 1899 and has its principal executive office at 3201 34th Street South, St. Petersburg, Florida 33711, telephone number (813) 866-5151. The Company is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily within the State of Florida. The Company's service area, with a population of about 4.5 million, comprises approximately 20,000 square miles in west central Florida and includes the densely populated areas around Orlando, as well as the cities of St. Petersburg and Clearwater. During the twelve months ended December 31, 1996, the Company served an average of approximately 1,290,000 customers. The Company has a system generating capacity of 7,341 megawatts, and its energy mix (on a megawatt hour basis) for the twelve months ended December 31, 1996, was approximately 43% coal, 16% oil, 3% gas, 6% nuclear and 32% purchased power.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

    YEAR ENDED DECEMBER 31,
--------------------------------
1996   1995   1994   1993   1992
----   ----   ----   ----   ----
4.80   4.41   3.90   3.83   3.84

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income plus income taxes and fixed charges. Fixed charges represent gross interest expense including amortization of debt expense, discount or premium.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Pricing Supplement, the net proceeds from the sale of the Notes offered hereby will be used for the repayment of short-term debt and/or for other general corporate purposes. At March 31, 1997, the Company had $255.9 million of short-term debt outstanding with a weighted average interest rate of 5.44%.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an indenture dated as of August 15, 1992 (the "Indenture") between the Company and The First National Bank of Chicago, successor trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is incorporated herein by this reference. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The following description of certain of the terms of the Notes will apply unless otherwise set forth in the applicable Pricing Supplement. The statements made under this heading relating to the Notes and the Indenture are summaries of the provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Indenture, including the definitions of certain terms therein. Unless otherwise indicated, parenthetical references below are to the Indenture.

GENERAL

     The Notes will be offered on a continuing basis and each Note will mature from 9 months to 30 years from its date of issue. The Notes offered hereby will be limited to U.S. $850,000,000 aggregate amount or the equivalent in one or more foreign currencies, currency units or composite currencies (together with the U.S. dollar, each a "currency").

     The Notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. Substantially all of the Company's assets are subject to a first and prior lien in favor of holders of the Company's First Mortgage Bonds (the "Bonds"), of which approximately $835 million aggregate principal amount were outstanding on December 31, 1996. Under the terms of the indenture of mortgage relating to the Bonds, additional Bonds of any series may be issued from time to time upon the satisfaction of certain conditions. As of December 31, 1996, under the indenture of mortgage, the bondable value of property additions was approximately $3.0 billion, permitting the issuance of approximately $1.8 billion of additional Bonds; and approximately another

$181.4 million of Bonds could be issued in respect of Bonds previously authenticated which have been canceled or delivered for cancellation.

     The Indenture provides that, in addition to the Notes offered hereby, additional debt securities (including both interest bearing and original issue discount securities in both bearer form and certificated or book-entry registered form) may be issued thereunder, without limitation as to the aggregate principal amount. (Section 301). All or a portion of such additional debt securities may also be designated as Medium-Term Notes, Series B, which together with the $850,000,000 principal amount of Medium-Term Notes, Series B offered hereby, and the $30,700,000 principal amount of Medium-Term Notes, Series B issued in April 1993, shall constitute one series of securities established by the Company pursuant to the Indenture. All securities issued under the Indenture, including the Notes offered hereby, are herein collectively referred to as the "Securities". The Indenture does not limit the amount of other debt, secured or unsecured, that may be issued by the Company.

     No service charge will be made for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

     The applicable Pricing Supplement for each Note will state the following:
(i) the designation of such Note; (ii) the principal amount of such Note; (iii) the date on which such Note will be issued; (iv) the Stated Maturity of such Note; (v) the rate per annum at which such Note will bear interest (or the method of calculation of such interest); (vi) the offering price of such Note;
(vii) the redemption or sinking fund provisions, if any, of such Note; and
(viii) additional terms, if any, applicable to such Note.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed annual rate (a "Fixed Rate Note") and be denominated in U.S. dollars in denominations of $1,000 or any integral multiple thereof. Unless otherwise specified in the applicable Pricing Supplement, the Notes will initially be represented by one or more global securities registered in the name of a nominee of the Depositary and the denomination of any Note issued in global form will not exceed $200,000,000 without the approval of the Depositary. See "Book-Entry System".

     Unless otherwise specified in the applicable Pricing Supplement, interest on each Note will be payable on each Interest Payment Date and at Maturity. Any interest other than at Maturity will be payable to the person in whose name a Note (or any Predecessor Note) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, subject to certain exceptions; provided, however, that if a Note is issued between a Regular Record Date and the Interest Payment Date pertaining thereto, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the holder on such Regular Record Date. Interest payable at Maturity will be paid to the person to whom the principal of the Note is paid.

FIXED RATE NOTES

     Each Fixed Rate Note will mature on any day from 9 months to 30 years from the date of issue selected by the initial purchaser and agreed to by the Company. Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest on the principal amount thereof from its date of issue at the annual rate stated in the applicable Pricing Supplement until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" for Fixed Rate Notes will be on February 1 and August 1 of each year and the "Regular Record Dates" for Fixed Rate Notes will be the January 15 and July 15, respectively, immediately preceding an Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will accrue from and including the date of issue or from and including the next preceding Interest Payment Date to which interest has been duly paid or provided for, as the case may be, to but excluding the next succeeding Interest Payment Date or the date of Maturity, as the case may be. Any payment of principal, premium or interest required to be made on a Fixed Rate Note on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     The Company may from time to time offer Notes that bear a floating rate of interest, which may include interest rates based on rates for negotiable certificates of deposit, commercial paper or federal funds or on LIBOR, prime or base lending rates or Treasury bill rates. The applicable Pricing Supplement for such a Note will set forth the particular terms of such Note, including the interest rate basis, the Interest Payment Dates, the Regular Record Dates and the other terms of such Note.

OTHER NOTES

     The Company may from time to time offer Notes denominated or payable in a currency other than U.S. dollars. In addition, the Company may from time to time offer Notes the principal amount of which payable on the maturity date or the interest thereon may be determined (i) by reference to the rate of exchange between one or more currencies, (ii) by reference to other indices or (iii) in such other manner as is specified in the applicable Pricing Supplement.

     An investment in foreign currency Notes or currency indexed Notes entails significant risks that are not associated with investments in instruments denominated or payable in U.S. dollars and the extent and nature of such risks change continuously. Such Notes are not an appropriate investment for prospective purchasers who are unsophisticated with respect to foreign currency matters. These risks vary depending upon the currency or currencies involved and will be more fully described in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

     Except as described below, the Notes will be issued in whole or in part in the form of one or more global securities (each a "Global Note") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") or such other depositary as is designated by the Company (DTC or such other depositary, the "Depositary"), and registered in the name of a nominee of the Depositary.

     Upon issuance, all Notes having the same terms, including, but not limited to, the same Interest Payment Dates, rates of interest, Stated Maturity and sinking fund or redemption provisions, if any, will be represented by one or more Global Notes. Notes will not be exchangeable for Notes in certificated form and, except under the circumstances described below, will not otherwise be issuable in certificated form.

     So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global Note, the Depositary or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in certificated form in exchange for such Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Notes in certificated form in exchange for the Global Notes representing the corresponding Notes. In any such instance, an owner of a beneficial interest in a Note represented by a Global Note will be entitled to physical delivery of individual Notes in certificated form equal in principal amount to the principal amount of Notes so owned and to have such Notes in certificated form registered in its name. Individual Notes in certificated form so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     The following is based solely on information furnished by DTC:

          Unless otherwise specified in the applicable Pricing Supplement, DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Note certificate will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue, unless otherwise approved by DTC.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

          Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. A Beneficial Owner will not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          If the Notes are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Principal, interest and any premium payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the paying agent with respect to the Notes (the "Paying Agent") or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and any premium to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to any series of Notes at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for such Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) for any series of Notes. In that event, Note certificates will be printed and delivered for such Notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but neither the Company, any Agent nor any underwriter takes any responsibility for the accuracy thereof.

     The Agents and any underwriters of the Notes may be Direct Participants in DTC.

     NONE OF THE COMPANY, THE TRUSTEE OR ANY PAYING AGENT WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN A GLOBAL NOTE, OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

EVENTS OF DEFAULT

     The Indenture provides, with respect to any series of Securities outstanding thereunder, that the following will constitute Events of Default:
(i) default in the payment of any interest upon any Security of that series or of any related coupon and the continuance of such default for 30 days; (ii) default in the payment of the principal of or any premium on any Security of that series when due, whether at maturity, by acceleration, upon redemption or otherwise; (iii) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture with respect to any Security of that series, and the continuance of such default or breach for a period of 90 days after written notice as provided in the Indenture; (iv) default resulting from the failure of the Company to pay when due (including any applicable grace period) the principal of or interest on, or default resulting in the acceleration of the indebtedness under, any evidence of indebtedness for money borrowed by the Company (including Securities of any other series) or any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company, involving an interest or principal payment or an amount accelerated in excess of $10,000,000, and such default has not been cured, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 90 days after written notice as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (vi) any other Event of Default provided under any applicable supplemental indenture or Board Resolution with respect to the Securities of that series. (Section 501). The Company is required to file with the Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section
1004). The Indenture provides that the Trustee may withhold notice to the holders of any series of Securities of any default (except payment defaults on any Security of that series) if it considers it in the interest of the holders of the Securities of that series to do so. (Section 601).

     If any Event of Default with respect to the Securities of a particular series shall occur and be continuing, then the Trustee or the holders of not less than 25% in principal amount of the Securities of that series then Outstanding may declare the principal of and interest on the Securities of that series then Outstanding to be due and payable immediately. (Section 502).

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to the Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Securities of a particular series, unless such holders have offered to the Trustee reasonable security or indemnity against the expenses and liabilities which might be incurred by it in compliance with such request or direction. (Sections 315 of the TIA and 602 of the Indenture). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Securities of a particular series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Securities of that series. (Section 512).

     The holders of a majority in principal amount of the Securities of any series then Outstanding may on behalf of the holders of all the Securities of that series waive any past default and its consequences with respect to the Securities of that series, except a default (i) in the payment of the principal of, or interest (or premium, if any) on any of the Securities of that series, or
(ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Security of that series then Outstanding affected thereby. (Section 513).

MODIFICATION OR WAIVER

     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of all Outstanding Securities of any series (such modification and amendment shall not, however, affect the rights of the holders of any other series of Securities issued under the Indenture); provided that no such modification or amendment shall, without the consent of the holder of each Outstanding Security of such series affected thereby, among other things: (i) change the Stated Maturity of the principal of or any installment of interest on any such Security; (ii) reduce the principal amount or the rate of interest on or any premium payable upon the redemption of any such Security; or (iii) reduce the above-stated percentage of holders of such Outstanding Securities necessary to modify or amend the Indenture or to consent to any waiver thereunder. (Section 902). Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of the holders of the Securities to, among other things, (i) add to the covenants and Events of Default of the Company for the benefit of such holders or (ii) make certain other modifications, generally of a ministerial nature. (Section 901).

DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise specified in the applicable Pricing Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations with respect to transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of such Notes and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (b) to be released from its obligations with respect to any covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Notes ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by or on behalf of the Company with the Trustee (or other qualifying trustee), in trust, of an amount, in cash or Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. (Section 1404).

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404).

     The applicable Pricing Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above with respect to any particular series of Notes.

RESIGNATION OR REMOVAL OF TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Securities and a successor Trustee may be appointed to act with respect to such series. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 608).

     In the event that two or more persons are acting as Trustee with respect to different series of Securities issued under the Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Securities for which it is Trustee.

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company and Progress Capital Holdings, Inc. ("PCH"), a subsidiary of Florida Progress Corporation, maintain ordinary banking relationships and from which the Company and PCH have obtained credit facilities and lines of credit. First Chicago Trust Company of New York, an affiliate of the Trustee, is trustee under the Indenture dated January 1, 1944, as supplemented, pursuant to which the Company issues its Bonds. First Chicago Capital Markets, Inc., one of the Agents, also is an affiliate of the Trustee.

                              PLAN OF DISTRIBUTION

     The Notes are offered on a continuing basis by the Company through the Agents, who have agreed to use their best efforts to solicit purchases of the Notes. The Company may also sell Notes directly to investors on its own behalf or to an Agent as principal and may appoint additional agents to solicit and receive offers to purchase the Notes. Unless otherwise agreed by the Company and the Agents, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission, in the form of a discount, ranging from .125% to .750% of the price to the public of any Note sold through such Agent, depending on the maturity of such Note.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3% of the discount to be received by such Agent from the Company.

     Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes acquired through the Agents acting as agents is required to be made in funds immediately available in New York, New York.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

     In connection with the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering of the Notes, creating a short position. In addition, the Agents may bid for and purchase Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Agents may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the Agents repurchase previously distributed Notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in any of these activities, and may end any of them at any time.

                                 LEGAL MATTERS

     Certain matters relating to the legality of the Notes will be passed upon for the Company by Kenneth E. Armstrong, Esq., Vice President and General Counsel of Florida Progress Corporation, acting as counsel for the Company, and for the Agents by Jones, Day, Reavis & Pogue, Chicago, Illinois, except that matters of Florida law will be passed upon only by Kenneth E. Armstrong, Esq. Jones, Day, Reavis & Pogue has from time to time and continues to represent the Company in connection with certain limited matters.

                                    EXPERTS

     The financial statements and schedules as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements made herein and in the documents incorporated herein by reference that relate to matters of law or express legal conclusions are made on the authority of Kenneth E. Armstrong, Esq., Vice President and General Counsel of Florida Progress Corporation, as an expert, and are included herein upon the authority of such counsel.